Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 31, 2020, relating to the balance sheet of Jack Creek Investment Corp. as of August 24, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from August 18, 2020 (inception) through August 24, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 21, 2020